SEVERANCE AGREEMENT
                               -------------------


         THIS AGREEMENT is dated as of March 13, 2003 between TASTY BAKING COMPANY, a Pennsylvania corporation (the "Company"), and GARY G. KYLE ("Executive").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, Executive has served the Company as Vice President, Marketing and National Sales; and

         WHEREAS, Executive's Employment Agreement dated as of September 30, 1999 was terminated by Resolution of the Board of Directors according to its terms on December 20, 2002; and

         WHEREAS, Executive and the Company are willing to enter into a severance agreement upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

         Section 1. Resignation. Executive hereby resigns as Vice President, Marketing and National Sales and from all other positions and employment with the Company effective December 28, 2002, and Company accepts such resignation, on the terms and conditions herein contained. Executive will vacate his office promptly on or before December 28, 2002. Thereafter, Executive shall have no duties, responsibility or authority with respect to the Company and shall perform no services for the Company; provided, however, that Executive will make himself reasonably available for up to 40 hours to the Company, its attorneys and anyone else at the request of the Company, taking into account any other business commitments Executive may have, without fee, compensation or payment of expenses (except as provided in the immediately following sentence) from the Company, in connection with any legal, regulatory, governmental or investigatory matter, including litigation, pertaining to the Company, its affiliates, directors, officers, employees or agents, at times and locations determined by the Company. The Company will reimburse Executive for reasonable travel expenses in accordance with then existing policies established for senior executives of the Company. Executive will cooperate with the Company in such matters consistent with his duty of loyalty to the Company. To the extent Executive is asked to provide information in connection with such matters, Executive shall provide complete, honest and accurate information to the best of his ability.

         Section 2. Outplacement. Company will pay an aggregate maximum amount of $10,000 directly to a firm or firms that Employee selects subject to Company's approval, which approval shall not be unreasonably withheld, for outplacement executive search and related services such firm(s) render(s) to Employee over a period ending one year from the date hereof.


         Section 3. Severance.
                    ---------

                 (a) The Company shall pay Executive his current base weekly salary of $3,326.92, less federal, state, and local taxes and all other withholdings required by law, or authorized by Executive, each week through December 27, 2003. Except as otherwise provided herein, such payments shall include and be deemed to satisfy the Company's obligations for any and all accrued but unpaid vacation pay and any other amount claimed by Executive to be owed him from the Company as of December 28, 2002. Payments shall be made in accordance with the Company's regular pay practice for senior executive employees as in effect from time to time; provided, however, that the Company shall be entitled to offset from any amount paid under this Agreement any amount Executive receives as unemployment compensation benefits covering the period December 29, 2002 through December 27, 2003. Executive hereby authorizes deductions of said amounts from any payments due him from the Company. In the event there are no longer any payments due Executive from the Company, Executive will reimburse the Company for said amounts promptly.

                 (b) Effective December 29, 2002, Executive shall not be entitled to any compensation, bonus, vacation, leave time, benefits or anything else of value from the Company except as expressly provided in this Agreement.

         Section 4. Retirement. Nothwithstanding anything else set forth in this Agreement, Executive maintains the right to whatever benefits he may be entitled under the Company's Pension Plan and Thrift Plan, said plans being governed by their respective plan documents and any amendments thereto.

         Section 5. Additional Terms.
                    -----------------

                 (a) As of January 10, 2003, the Company will cease making lease payments or providing any reimbursement for lease payments associated with the use of Executive's current Company car. Executive will be entitled to retain the use of his current Company car through the end of the term of the current lease for the vehicle, provided that Executive executes any and all documents necessary to assume the lease for such vehicle and to relieve the Company from any obligations under such lease. The Company will help facilitate Executive's negotiations with the leasing company. Otherwise, Executive will return the car to the leasing company by no later than January 10, 2003. Executive will bear all costs of fuel, maintenance, repairs and insurance on the vehicle and will be responsible for all costs associated with the operation of the vehicle after December 28, 2002.

                 (b) The Company will issue the appropriate Consolidated Omnibus Reconciliation Act ("COBRA") notices to Executive. If Executive chooses to exercise his COBRA rights, the Company will pay the COBRA premium for Executive on the same basis as if Executive were still an employee of the Company until the earlier of December 27, 2003, such time as Executive becomes eligible for comparable health insurance coverage with another employer, or the date Executive breaches any term of this Agreement. Thereafter, Executive shall be entitled to whatever remaining rights are available to him under COBRA.

                 (c) Executive will not receive any new or additional stock options or stock based incentives after December 28, 2002. Existing stock options will remain in place and expire in the normal course in accordance with their terms. Unexercised vested options (27,500 shares) will expire if not exercised in accordance with their terms, which is currently ninety (90) days from termination of employment. Unvested options (2,000 shares) at December 28, 2002 are forfeited. The 2000 restricted stock award (6,000 shares) will be deemed surrendered and is cancelled as of December 28, 2002.

                 (d) The Company has reimbursed Executive for all reasonable expenses properly incurred by Executive through December 28, 2002 in the performance of Executive's duties, in accordance with the current policies established for senior executives of the Company.

                 (e) Executive does not qualify for any benefits under his Supplemental Executive Retirement Plan Agreement ("SERP"), which is hereby extinguished and cancelled.

                 (f) Notwithstanding anything in this Agreement that is or may be construed to the contrary, nothing in this Agreement prevents or is intended to prevent the Company from terminating, modifying, or changing any of its employee or retirement benefit plans or policies for employees or retirees
(including, but not limited to, any medical insurance plan, life insurance policy or pension plan), or any part of any of them at any time, or changing the amount of employee or retiree contributions (or co-pay) for coverage under any such policies or plans, at any time, including, but not limited to, Executive's benefits or co-pay when changed for senior executives generally. Each of such plans will be governed by its terms and to the extent there is any inconsistency or ambiguity between any of said plans and this Agreement, the terms of the plan shall control.

         Section 6. Prior Agreements. All prior agreements between the parties, including the Employment Agreement dated as of September 30, 1999, are hereby terminated and declared null and void.

         Section 7. Termination of this Agreement.
                   -------------------------------

                 (a) This Agreement shall cease and terminate upon the earliest to occur of the events specified below:

                         (i) December 27, 2003;

                         (ii) The death of Executive;

                         (iii)  Executive's  breach  of any of the terms of this
Agreement which, if capable of being cured, continues uncorrected for a period of twenty (20) days after written notice of the acts constituting such alleged breach is given to Executive.

                 (b) If Executive dies prior to December 27, 2003, notwithstanding termination of this Agreement, the Company shall be obligated to continue to pay Executive's weekly severance benefit to his Estate through December 27, 2003.

                 (c) In the event that Executive becomes "disabled" within the meaning of any disability insurance plan covering Executive, and Executive is awarded payments thereunder, the payment of such benefits shall have no effect on the Company's obligations to make the payments under Section 3(a) hereof.

                 (d) Notwithstanding anything in Section 7(a) to the contrary but subject to the provisions of Section 15 hereof, except (i) for retirement benefits under the Company's pension plan and any 401k Thrift plan, (ii) for any indemnification obligations to which Executive may become entitled from the Company whether by contract or pursuant to the Company's articles of incorporation or bylaws, (iii) for any rights under current outstanding stock options, and (iv) as otherwise expressly provided herein, this Agreement and all of the liabilities and obligations of the Company shall cease and terminate effective upon the termination of this Agreement.

         Section 8. Agreement is Voluntary. Executive acknowledges that he fully understands the terms of this Agreement and that he enters into it voluntarily without any coercion on the part of any person; that he was given adequate time to consider all of its implications and freely and fully to consult with and seek the advice of whomever he deemed appropriate; and that he has relied upon no representation of any representative of Company in signing this Agreement.

         Section 9. Release. In consideration of the promises in this Agreement, Executive, for himself, and his agents, representatives, heirs, executors, administrators, insurers, attorneys, successors and assigns, and all persons, corporations or other entities connected therewith which might claim by, through or under them or any of them (all of whom are hereby individually and collectively referred to in this paragraph as "Releasors"), does hereby release, remise and forever discharge the Company, its respective direct and indirect subsidiaries, affiliates, investors, insurers, attorneys, successors, assigns, and each of their agents, servants, shareholders, employees, officers, directors, trustees, representatives and attorneys, and each of their heirs, successors, executors and administrators (all of whom are hereinafter individually and collectively referred to in this paragraph as "Releasees"), of and from any and all claims, demands, causes of action, actions, rights, damages, judgments, costs, compensation, suits, debts, dues, accounts, bonds, covenants, agreements, expenses, attorneys' fees, damages, penalties, punitive damages and liability of any nature whatsoever, in law or in equity or otherwise, which Releasors have had, now have, shall or may have in the future, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, by reason of any cause, matter or thing whatsoever, including those relating to Executive's employment with the Company and the termination of that employment, except as expressly provided in the immediately following sentence, to the date of this Agreement. Notwithstanding anything contained in this Release to the contrary, Executive does not release, remise or discharge the Company of or from any claims which he may have under (a) the Company's qualified retirement plans or 401k Thrift plan; all of said plans being governed by their plan documents and any amendments thereto; (b) the indemnification provisions contained in the Company's Articles of Incorporation and/or Bylaws, and/or any indemnification agreement in favor of Executive, relating to indemnification of officers and/or directors; and (c) under this Agreement.

         By the execution of this Agreement, Executive acknowledges that he is giving up all claims related to his employment with Company and the termination of that employment, including but not limited to, claims for breach of contract or implied contract, wrongful, retaliatory or constructive discharge, negligence, misrepresentation, fraud, detrimental reliance, promissory estoppel, defamation, invasion of privacy, impairment of economic opportunity, intentional or negligent infliction of emotional distress, any and all other torts, and claims for attorneys' fees, as well as the statutory claims described below.

         Executive further acknowledges that various state and federal laws prohibit discrimination based on age, gender, race, color, and national origin, religion, handicap or veterans status. These include Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq. and the Civil Rights Act of 1991 (relating to race, gender, national origin, and certain other kinds of job discrimination); the Age Discrimination in Employment Act, 29 U.S.C. 626 et seq., (relating to age discrimination in employment), the Older Worker's Benefit Protection Act, 29 U.S.C. ss. 626, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 and 1871, the Americans with Disabilities Act and the Pennsylvania Human Relations Act. He also understands and acknowledges that there are various federal and state laws governing wage and hour issues, including but not limited to the Fair Labor Standards Act, Pennsylvania wage and hour laws, and the Equal Pay Act of 1963. He acknowledges that he is giving up any claims he may have under any of these statutes and under any other federal, state or municipal statute, ordinance, executive order or regulation relating to discrimination in employment, wage and hour issues, or in any way pertaining to his employment relationship with the Company. He understands and acknowledges that this release applies to all such employment-related claims that he now has or may have to the date of this Agreement.

         Releasor agrees that he will not, at any time hereafter, nor will he permit, at any time hereafter, any person acting under his direction or control to, initiate, maintain, or prosecute, or in any way knowingly aid, directly or indirectly, in the initiation, maintenance, or prosecution of, any claim, demand suit, accounting, or cause of action against the Releasees, or any of them, arising out of, or in any way connected with any matter, thing, transaction, occurrence, act or omission with respect to which a release is provided hereunder.

         Nothing herein is intended to foreclose Executive from filing a charge with the Equal Employment Opportunity Commission. In the event such a charge is filed, Executive shall be precluded from recovering any monetary relief or obtaining any other personal recovery.

         If Executive, his heirs or personal representatives, or any person or entity acting on his or their behalf, takes, pursues or supports any action to determine that this Release, or any part hereof, or any other release contained in this Agreement is invalid and if this Release, or any part hereof, or any other release contained in this Agreement is determined to be invalid for any reason, then all obligations of the Company under this Agreement shall cease and Executive shall repay to the Company all amounts paid to him or on his behalf pursuant to this Agreement..

         Section 10. Age Discrimination Release. Executive fully and unconditionally releases Releasees from any and all claims which he has or may have against Releasees or any of them up to and including the date of this Agreement under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or any other statute prohibiting discrimination based upon age.

         Section 11. Compliance with Older Worker's Benefit Protection Act. This Agreement is intended to comply with Section 201 of the Older Worker's Benefit Protection Act of 1990. Accordingly, Executive acknowledges and represents that he: (a) waives his claims under the ADEA knowingly and voluntarily in exchange for consideration of value to which he would not otherwise have been entitled;
(b) has been advised by the Company to consult an attorney before signing this Agreement; (c) has been given a period of at least 21 days within which to consider this Agreement; and (d) has been informed by the Company and understands that he may revoke this Agreement for a period of 7 days after signing it (the "Revocation Period"), and that this Agreement shall not become effective or enforceable until the Revocation Period has expired. He understands that any revocation he makes shall be in writing, sent by facsimile, hand delivery or overnight mail, to the Company in accordance with Section 17 of this Agreement. In the event that his acceptance of this Release is revoked, then Executive shall immediately return to the Company all payments made to him under this Agreement.

         Section 12. Loyalty/Non-Competition. Executive shall remain loyal to the Company and during the term of this Agreement Executive will not: (a) without the prior written permission of the Company, engage, directly or indirectly, in any business relationship, whether as an employee, partner, consultant, advisor, independent contractor or otherwise, in competition with the Company within 100 miles of any geographical location in which the Company does business; or (b) solicit any business in competition with the Company from any customer, prospective customer or supplier of the Company on behalf of himself or others. During the term of this Agreement, Executive agrees to refer to the Company all inquiries he receives regarding the Company or this Agreement. Should Executive violate this Section 12 or Section 14, the Company shall be entitled to an immediate injunction restraining Executive from violating the provisions thereof, in addition to any other remedies available under this Agreement, under the law or in equity, as well as an accounting and repayment of all profits, compensation, remunerations or benefits which Executive directly or indirectly, realized or may realize as a result of or growing out of such breach. For purposes of this Agreement, "competition" means (i) a business involved in the manufacture of prepackaged snack cakes or other bakery-type sweet products whose revenue from the sale of prepackaged snack cakes or other bakery-type sweet products exceeds 30% of the total revenues of such business on a consolidated basis with its subsidiaries and affiliates in accordance with generally accepted accounting principles as applied in the United States of America, or (ii) Interstate Bakeries and Weston Foods, or (iii) any subsidiary or affiliate of either Interstate Bakeries or Weston Foods. If any part of this
Section 12 or the application thereof is construed to be invalid or uneforceable, then the other parts of this Section 12 or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or uneforceable portions. If any covenant or agreement in this
Section 12 is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

         Executive acknowledges that he will be able to earn a livelihood without violating this Section 12 and Section 14 of this Agreement. He further agrees that an action for damages does not provide an adequate remedy for his violation of this Section 12 or Section 14.

         Section 13. Return of All Company Property. Executive shall deliver to Company all keys, credit cards, computers, correspondence, software, drawings, cell phones, blueprints, manuals, letters, notes, notebooks, reports, flowcharts, programs, software, proposals, and any files and documents, electronic or otherwise, concerning Company's employees, customers, or products or processes used by Company and any other property of Company, by January 10, 2003.

         Section 14. Confidential Information. Executive agrees to hold in a fiduciary capacity for the benefit of the Company all of the Company's business secrets and confidential information, knowledge and data relating to the Company or any of its affiliated companies and their respective businesses, which have been obtained by the Executive during his employment by the Company or any of its affiliated companies, including without limitation, information relating to such matters as human resources, finances, operations, processes, product recipes, new products in development, sales methods, equipment, techniques, plans, formulae, products, methods and know-how, customer requirements and names of suppliers. The obligations under this Section 14 shall survive the termination of this Agreement and any termination of Executive's association with the Company or any of its affiliates. Executive's obligations under this
Section 14 shall not be deemed violated in the event that (a) Executive discloses any such information pursuant to an order of a court of competent jurisdiction or any administrative, quasi-judicial or other body having subpoena power, provided Executive has notified the Company of such potential legal order and provided the Company with the opportunity to challenge or limit the scope of the disclosure, or (b) disclosure is required under New York Stock Exchange rules and applicable securities laws as determined by the

Company, or (c) such information becomes generally available from a source other than the Company, any of its affiliates, or any of their employees when such source is legally entitled, to the best of Executive's knowledge, to make such information available. Executive agrees that in the event of breach of any of his obligations under this Section 14, Company shall be entitled to an injunction restraining Executive from violating the provisions hereof in addition to any other remedies available under this Agreement, under the law or in equity. He further agrees that an action for damages does not provide an adequate remedy for his violation of this Section 14.


         Section 15. If Executive Breaches this Agreement. In the event Executive breaches in any material fashion any term of this Agreement, Executive shall lose entitlement to any payments due under this Agreement, and Executive shall immediately owe Company the full amount of all amounts paid to him or on his behalf under this Agreement in addition to any other damages and remedies, in law or in equity, that may be available to Company. Executive's promises under this Agreement, however, shall remain in effect. Executive agrees that the institution of any type of legal proceeding by Executive, or on his behalf, constitutes a material breach of this Agreement.

         Section 16. Mediation/Arbitration. Except as to the enforcement of Sections 12 and 14 above, the parties shall attempt to resolve any dispute through mediation conducted in Philadelphia, Pennsylvania. If the parties do not promptly agree on a neutral mediator, then any of the parties may notify J.A.M.S./Endispute, 345 Park Avenue, New York, New York, to initiate selection of a mediator from the J.A.M.S/Endispute Panel of Neutrals. The Company shall pay the fees and expenses of the mediator. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the aggrieved party(ies) may then seek relief through arbitration, which shall be binding, before a single arbitrator pursuant to the Commercial Arbitration Rules ("Rules") of the American Arbitration Association (the "Association"). The place of arbitration shall be Philadelphia, Pennsylvania. Arbitration may be commenced at any time by any party seeking arbitration by written notice to the other party(ies) by first class mail, postage prepaid. The arbitrator shall be selected by the joint agreement of the parties, but if the parties do not so agree within thirty (30) business days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by such Association, and such arbitrator shall be neutral, impartial, independent of the parties and others having any known interest in the outcome, shall abide by the ABA and AAA Code of Ethics for neutral arbitrators and shall have no ex parte communications about the dispute with either party. The arbitrator shall be required to follow applicable law and render a written decision within one hundred eighty (180) days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto and there shall be no right of appeal therefrom. Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator. The parties shall pay the costs and expenses of arbitration as the arbitrator may assess. Each party shall pay his or its own legal fees and costs. The arbitrator shall not be permitted to award punitive or similar type damages under any circumstances. The procedures set forth in this Section 16 shall constitute the sole and exclusive procedures for the resolution of any dispute under this Agreement, except for any dispute related to an alleged violation of Sections 12 and 14 hereof, in which case the Company, without prejudice to or compliance with the procedures set forth in this Section 16, is expressly permitted to institute legal proceedings to obtain a temporary restraining order, a preliminary and permanent injunction or other applicable relief.

         Section 17. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid, and addressed as follows:


                  (c)      If to the Company, to:             Tasty Baking Company
                                                              2801 Hunting Park Avenue
                                                              Philadelphia, PA  19129
                                                              Attention:  Corporate Secretary

                  (d)      If to the Executive, to:           Gary G. Kyle
                                                              709 Kyle Lane
                                                              Lower Gwynedd, PA 19002

Addresses may be changed by notice in writing signed by the addressee.

         Section 18. Miscellaneous. This Agreement is the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof, and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement nor limit or otherwise affect the meaning hereof. The parties agree that the principle that an agreement shall be construed against the drafter shall not apply to this Agreement. This Agreement shall in all respects be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ATTEST:                                 TASTY BAKING COMPANY



                                        By:
-------------------------------             ------------------------------------
                                              Charles P. Pizzi,
                                              President and CEO

WITNESS:



-------------------------------         ----------------------------------------
                                        Gary G. Kyle